Exhibit 99.1

United Homes Group Announces Executive Leadership Changes

COLUMBIA, SC – September 25, 2024 – United Homes Group, Inc. (the “Company”) (NASDAQ: UHG), today announced that on October 1, 2024, Michael Nieri, the Company’s founder, Chairman, and Chief Executive Officer, will transition to Executive Chairman of the Company. As Executive Chairman, Mr. Nieri will shift his leadership time and energies to focus primarily on the Company’s strategic future. Concurrently with the effectiveness of Mr. Nieri’s transition to Executive Chairman, Jamie Pirrello, currently a member of the Company’s board of directors and a consultant to the Company, was named interim Chief Executive Officer of the Company. The Company’s board of directors intends to undertake a search to identify the Company’s next permanent CEO and will consider internal and external candidates.

During his tenure with the Company to date, Mr. Nieri has overseen the tremendous growth and transformation of the Company from the founding of Great Southern Homes in 2004 through its transition to becoming a public company in 2023. Mr. Nieri also helmed the Company through its completion of three homebuilder acquisitions since becoming a public company, and the Company’s recent designation as 2024’s Builder of the Year by Builder Magazine.

Mr. Nieri stated, “I am incredibly proud of what this company has accomplished. We have assembled an excellent management team that is focused on growing the business and executing on our objectives as a public company. Our tremendous growth and transformation, including becoming a publicly traded company and listing on Nasdaq in 2023, necessitates these changes and this division of responsibilities. I’m excited about this transition to the next phase of leadership of the company and partnering with Jamie to further the company’s growth trajectory. As Executive Chairman, I will stay engaged with the company’s strategic initiatives but also explore other things that are important to me, including philanthropic activities and spending more time with my family and my grandchildren.”

Mr. Pirrello served as a Regional President for Century Communities, Inc. (NYSE: CCS) from 2018 through February 2023, overseeing their Southeast, Texas, and Florida regions. After leaving Century Communities, Mr. Pirrello has been the Managing Partner of Berkeley-Columbia Consulting Group, a consultancy firm focused on the homebuilding industry. He also previously served as CFO of Interior Logic Group (“ILG”), one of the nation’s largest flooring and finishes contractors to homebuilders, multifamily builders, and big box home supply stores. During his tenure at ILG, in early 2018, he guided the company through its merger with Interior Specialists, ILG’s largest competitor. From 2016 to 2017, Mr. Pirrello was the CFO of UCP, Inc. (NYSE: UCP), a San Jose-based land developer and homebuilder that was acquired by Century Communities in 2017. Before UCP, Mr. Pirrello spent most of his 30 years in homebuilding with large public and private builders, including PulteGroup, Inc. (NYSE: PHM), NVR, Inc. (NYSE: NVR), First Homebuilders of Florida, and BCB Homes, in markets throughout the United States. He has raised billions of dollars in capital, both public and private, and including debt and equity. Mr. Pirrello has extensive experience in M&A transactions and homebuilding operations. Mr. Pirrello earned two MBAs, from Columbia University and the University of California at Berkeley, a Masters in Education from The George Washington University, and his undergraduate degree in accounting from Juniata College.

Robert Dozier, Vice Chairman of the Company’s board of directors, added, “On behalf of the Board, I want to sincerely thank Michael for his leadership and dedication to the company that he built. Michael has ably steered this company through headwinds in the homebuilding industry and capitalized on tailwinds, overseeing the company’s rapid growth into a premier homebuilder in the Carolinas. We are grateful for the opportunity to continue to work together in his role as Executive Chairman. With his energy and focus on the company’s strategic direction, we look forward what the future will bring for the company.” Mr. Dozier continued, “We are excited to have Jamie step into the role of interim Chief Executive Officer. Jamie has a proven track record of operational excellence over his decades in the homebuilding industry, and we have confidence in his leadership of the company through this transition.”

About United Homes Group, Inc.

UHG is a publicly traded residential builder headquartered in Columbia, SC. The company focuses on southeastern markets with 59 active communities in South Carolina, North Carolina and Georgia.

UHG employs a land-light operating strategy with a focus on the design, construction and sale of entry-level, first move-up and second move-up single-family houses. UHG currently designs, builds and sells detached single-family homes, and, to a lesser extent, attached single-family homes, including duplex homes and town homes in three major market regions in South Carolina: Midlands, Upstate, and Coastal, and also has a presence in Georgia and North Carolina. UHG seeks to operate its homebuilding business in high-growth markets, with substantial in-migrations and employment growth.

Under its land-light lot operating strategy, UHG controls its supply of finished building lots through lot option contracts with third parties, related parties, including its Land Development Affiliates, and land bank partners, which provide UHG with the right to purchase finished lots after they have been developed by the applicable third party or related party. This land-light operating strategy provides UHG with the ability to amass a pipeline of lots without the same risks associated with acquiring and developing raw land.

As UHG reviews potential geographic markets into which it could expand its homebuilding business, either organically or through strategic acquisitions, it intends to focus on selecting markets with positive population and employment growth trends, favorable migration patterns, attractive housing affordability, low state and local income taxes, and desirable lifestyle and weather characteristics.

Investor Relations Contact:
Drew Mackintosh
drew@mackintoshir.com
Mobile: 310-924-9036

Media Contact:
Erin Reeves McGinnis
erinreevesmcginnis@unitedhomesgroup.com
Phone: 844-766-4663